Exhibit 5.1

The Royal Bank of Scotland Group plc RBS Gogarburn PO Box 1000 Edinburgh EH12 1HQ		CMS Cameron McKenna LLP Saltire Court 20 Castle Terrace Edinburgh EH1 2EN DX 553001 EDINBURGH 18 T +44 131 228 8000 F +44 131 228 8888 www.cms-cmck.com

23 June 2014
Your ref
Our ref	DOCS/EDN/RBG001.0023

Dear Sirs

We are Solicitors in Scotland and have been asked by The Royal Bank of Scotland Group plc (the Company) to provide this opinion in connection with the registration under the U.S. Securities Act of 1933, as amended (the Securities Act), of the following Ordinary Shares of 100 pence each of the Company (together the New Ordinary Shares) pursuant to the registration statement on Form S-8 (the 2014 Registration Statement) filed under the Securities Act with the Securities and Exchange Commission (SEC) on or about 25 June 2014:

1.                           50,000,000 Ordinary Shares in connection with the RBS 2014 Employee Share Plan (the 2014 ESP).

We have examined the 2014 Registration Statement.  In addition, we have examined such other documents and have made such further examinations and enquiries as we have deemed necessary to enable us to express the opinions set forth herein.  We have assumed that, prior to the issue of the New Ordinary Shares, any requisite increase in the Company’s authorised ordinary share capital and grant of directors’ authority to allot ordinary shares will be effected by means of a resolution or resolutions duly passed by the shareholders of the Company in a general meeting, and that any conditions necessary for such a resolution(s) to take effect will be duly fulfilled.

Based on the foregoing, we are of the opinion that so far as the law of Scotland at the date hereof is concerned:

1.                            The Company is a public limited company duly incorporated and not in liquidation under the laws of Scotland; and

2.                            the New Ordinary Shares, when issued by the Company in accordance with the terms of the 2014 ESP will, upon the passing of all necessary resolutions and the taking of all necessary corporate action in connection therewith, be duly authorised and validly issued and fully paid, and will not be subject to further call or contribution under the laws of Scotland.

CMS Cameron McKenna LLP is a limited liability partnership registered in England and Wales with registration number OC310335.  It is a body corporate which uses the word “partner” to refer to a member, or an employee or consultant with equivalent standing and qualifications. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales with SRA number 423370 and by the Law Society of Scotland with registered number 47313. A list of members and their professional qualifications is open to inspection at the registered office, Mitre House, 160 Aldersgate Street, London EC1A 4DD. Members are either solicitors or registered foreign lawyers.  VAT registration number: 974 899 925. Further information about the firm can be found at www.cms-cmck.com

CMS Cameron McKenna LLP is a member of CMS Legal Services EEIG (CMS EEIG), a European Economic Interest Grouping that coordinates an organisation of independent law firms. CMS EEIG provides no client services. Such services are solely provided by CMS EEIG’s member firms in their respective jurisdictions. CMS EEIG and each of its member firms are separate and legally distinct entities, and no such entity has any authority to bind any other.  CMS EEIG and each member firm are liable only for their own acts or omissions and not those of each other.  The brand name “CMS” and the term “firm” are used to refer to some or all of the member firms or their offices. Further information can be found at www.cmslegal.com

Notice: the firm does not accept service by e-mail of court proceedings, other processes or formal notices of any kind without specific prior written agreement.

We hereby consent:

(i)                           to the use of our name in the 2014 Registration Statement in the form and context in which it appears; and

(ii)                        to the filing of this opinion as an exhibit to the Registration Statement.

In the giving of this consent, we do not admit that we are a category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Yours faithfully

/s/ CMS Cameron McKenna LLP

Partner, for and on behalf of CMS Cameron McKenna LLP